SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 31, 2004

HearMe

(Exact name of registrant as specified in its charter)

000-25399

(Commission File Number)

Delaware	94-3217317
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

c/o Burr, Pilger & Mayer LLP
600 California Street, Suite 1300
San Francisco, California  94108

(Address of principal executive offices, with zip code)

(415) 421-5757

(Registrant’s telephone number, including area code)

Item 5.                                                           Other Events.

Press Release.  On July 12, 2004, HearMe (the “Company”) issued a press release with certain updated information relating to the Company’s cash position and reserves for estimated future liquidation expenses as of May 31, 2004, as well as information regarding the status of certain litigation.  A copy of this press release is filed herewith as Exhibit 99.1.

Trading of Common Stock.  On August 14, 2001, the Company’s common stock was delisted from the Nasdaq National Market due to its low trading per share, which may materially impair the ability of stockholders to buy and sell shares.  On November 26, 2001, the Company filed its Certificate of Dissolution with the Secretary of State of the State of Delaware and closed its stock transfer books and discontinued recording transfers of its common stock.  Accordingly, certificates representing shares of common stock of the Company are not transferable except by will, intestate succession or operation of law.  For any other trades subsequent to November 26, 2001, the seller and purchaser of the stock will need to negotiate and rely on “due bill” contractual obligations between themselves with respect to the allocation of proceeds, if any, resulting from ownership of the shares.  To the Company’s knowledge, over-the-counter trading of the Company’s shares on a due bill basis is currently quoted by Pink Sheets LLC under the symbol “HEARZ.PK.”

Public Reporting.  On July 9, 2002, HearMe announced its intention to cease filing periodic reports with the Securities and Exchange Commission (the “Commission”) under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended.  HearMe does not intend to file quarterly reports on Form 10-Q or annual reports on Form 10-K with the Commission, but will continue to disclose material events by filing current reports on Form 8-K with the Commission.  For more information, see the Company’s current report on Form 8-K, as filed with the Commission on July 12, 2002.

Certain Risks.  For a discussion of certain of the risks relating to the Company, investment in its common stock and its dissolution and liquidation, see the Company’s quarterly report on Form 10-Q for the three months ended March 31, 2002, as filed with the Commission on May 15, 2002 and the Company’s annual report on Form 10-K for the year ended December 31, 2001, as filed with the Commission on March 15, 2002.

Item 7.                                                           Financial Statements and Exhibits.

(c)                                  Exhibits.

EXHIBIT NUMBER	DESCRIPTION
99.1	Press release of HearMe dated July 12, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearMe
(Registrant)

Date: July 12, 2004	By:	/s/ Stephen D. Mayer
Stephen D. Mayer
Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
99.1	Press release of HearMe dated July 12, 2004.